EXHIBIT 99.1

Power Americas Resource Group Adds Prabhu Rajendiran as an Independent Board Company Continues to Enhance Transparency and Grow Leadership Infrastructure

MIRAMAR, FL, Feb. 08, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire – Power Americas Resource Group Ltd. (OTC: PARG) (the “Company” or “PARG”), a publicly traded, fully reporting emerging growth company commercializing its Digital Twin technology “Twin Infra” for the international construction industry, is pleased to announce that it has added Mr. Prabhu Rajendiran as an Independent Board Member.

Mr. Rajendiran joins Mr. Kumar Elumalai whose appointment as an Independent Board Member was announced last week.

Mr. Rajendiran is a Practicing Chartered Accountant and Fellow Member of the Institute of Chartered Accountants of India (ICAI) and Associate Member of the Institute of Cost Accountants of India (ICMAI) and founder of a Chartered Accountant Firm S Janarthanam and Co, Chennai, Tamil Nadu, India. He is an established tax professional with over 12 years of service experience. During this time, he has handled a wide range of assignments across direct tax, indirect tax matters and has developed strong relationships with senior client stakeholders. Mr. Rajendiran has worked extensively with large domestic companies and multinational entities in setting up or rationalizing business models and nationwide distribution structures. His specific areas of expertise are Direct tax, Indirect tax and Companies Act with special focus on handling Income Tax Assessments, GST Assessments, Companies Act related matters and analyzing risk in various industries via Manufacturing, Media, Hotel, Education, Automobile and Service Industries.

“We are most pleased to simultaneously increase our intellectual capital at Power Americas and our transparency,” stated Mark Croskery, Chief Executive Officer, Power Americas Resource Group. “Prabhu Rajendiran has accomplished so much in his career already and we want Power Americas to be a part of his continued ascent. Prabhu brings a perspective and enthusiasm that we expect to be catalytic to success while maintaining the experience and accountability bonafides inherent in a good board member.”

“I certainly appreciate the opportunity to serve on the board of this Company and to lend my hand to the execution of the business plan and to the responsible stewardship of the vast opportunity I see for Power Americas Resource Group,” stated Mr. Rajendiran. “Digital Twin is both the present and the future and this Company has a real chance to be a significant participant in a massive market.”

ABOUT US:

Power Americas Resource Group Ltd. (PARG) is the owner of various proprietary assets and intellectual property collectively known as "Twin Infra". Twin Infra is a complete IT -- SaaS solution for the Construction/Infrastructure industry based on the concept of "Digital Twin". A Digital Twin is a virtual representation of an object or system that spans its lifecycle from concept to retirement. It is manifested as an Analytical/Digital or 3D Model and is updated from real time-data captured by people or Systems, that is fed by people, systems, equipment, or sensors to help in streamlining, decision making and optimization of the construction, management, or maintenance processes. The Twin Infra module is an integrated SaaS based cloud platform to manage data models, people, process, and assets throughout the lifecycle of a construction project. The Twin Infra module has project management, process management, design data management and predictive analytic features to anticipate and forecast in all the stages of Construction/Infra from Design to Handover and maintenance. It works on public, private, and virtual cloud infrastructure and uses Artificial Intelligence for operational insights and efficiency.

SAFE HARBOR FORWARD LOOKING STATEMENTS:

This press release may contain forward looking statements that are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues related to our financial performance, expected revenue, contracts, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC) and on the OTC Disclosure & News Service (OTCDNS). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC and/or OTCDNS. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to the risk that we will not be able to find and secure construction contracts and the necessary assets that will enable us to become profitable. Reference is hereby made to cautionary statements set forth in the Company’s most recent SEC and/or OTCDNS filings. We have incurred and will continue to incur significant expenses in our development stage, noting that there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. New lines of business in the construction industry may expose us to additional legal and regulatory costs and unknown exposure(s), the impact of which cannot be predicted at this time.

Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of this press release.

Unless legally required, we undertake no obligation to update, modify or withdraw any forward-looking statements, because of new information, future events or otherwise.

Company Contact Information:

Principal Executive Offices:

3350 SW 148th Avenue

Suite 203

Miramar, FL 33027

(888) 507-4751

www.poweramericas.net

info@poweramericas.net

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